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File No. 333-105991

As Filed with the Securities and Exchange Commission on January 15, 2004

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Post Effective Amendment No. 1 to
Registration Statement Under the Securities Act of 1933

SAN RAFAEL BANCORP
(Name of small business issuer in its charter)

California	6022	68-0175592
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901 (415) 454-1212
(Address and telephone number of principal executive offices)

851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901
(Address of principal place of business)

KIT M. COLE, CHIEF EXECUTIVE OFFICER
851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901 (415) 454-1212
(Name, address and telephone of agent for service)

Copy to:

R. Brent Faye, Esq., Nixon Peabody LLP
2 Embarcadero Center, 27th Floor, San Francisco, California 94111 (415) 984-8365

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each class of securities to be registered	Amount to be registered	Offering price per unit	Maximum aggregate offering price	Amount of registration fee

Common Stock, No Par Value(1)	2,000,000(2)	$13.00(2)	$26,000,000	$2,184.30(2)

(1)
This Registration Statement relates to new 510,599 shares of Common Stock of the Registrant issuable to the public and 1,489,401 shares being sold on behalf of selling shareholders.

(2)
Pursuant to Rule 457(o), the registration fee was computed on the basis of the maximum offering price of securities being offered. Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The sole purpose of this Post-Effective Amendment No. 1 is to file certain Exhibits, as described in Item 27 of this Registration Statement.

PART II

Item 24. Indemnification of Directors and Officers

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.

        Article VI of San Rafael Bancorp's Bylaws provides that San Rafael Bancorp shall indemnify its "agents", as defined in Section 317 of the California Corporations Code, to the full extent permitted by said Section, as amended from time to time, or as permitted by any successor statute to said Section.

        San Rafael Bancorp maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not San Rafael Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of San Rafael Bancorp's Bylaws.

Item 25. Other Expenses of Issuance and Distribution (1).

        All expenses of the Offering will be borne by San Rafael Bancorp. The following table sets forth an itemized estimate of such expenses

Registration Filing Fees	$2,184
Financial Advisor	—
Nasdaq Listing Fees	25,000
Transfer Agent Fees and Expenses	—
Blue Sky Filing Fees and Expenses	12,000
Printing and Engraving	20,000
Legal Fees and Expenses	185,000
Accounting Fees and Expenses	46,000
Marketing Expense	50,000
Miscellaneous	10,000

Total	$350,184

(1)
All expenses listed in the chart are estimates and subject to change prior to effectiveness.

Item 26. Recent Sales of Unregistered Securities.

        On June 28, 2002 Bancorp issued $10.0 million of trust preferred securities to a pooled investment vehicle sponsored by Bear Sterns L.P and Salmon Smith Barney Inc through a special purpose trust subsidiary, San Rafael Capital Trust I, which is wholly-owned by Bancorp. The trust preferred was issued pursuant to the exemption from registration provided by SEC Regulation S. Dividend payments on the trust preferred security are funded by interest payments Bancorp makes on subordinated debt issued to San Rafael Capital Trust I. The subordinated debt was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The trust preferred security matures 30 years after the issuance date and has a five-year call provision, except under limited circumstances where the security may be called earlier. San Rafael Capital Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. At March 31, 2003, the interest rate being paid on the trust preferred security was 4.94% and the annual interest payments amounted to $0.5 million, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by dividends paid to Bancorp by the Bank. Bancorp's principal and interest payments on the subordinated debt are in a superior position to the liquidation rights of shareholders of Bancorp's common stock.

        In 2001 Bancorp granted employee stock options for an aggregate of 33,420 shares (split adjusted) with a split adjusted strike price of $4.33. In 2002 Bancorp granted employee stock options for an aggregate of 26,068 shares (split adjusted) with a split adjusted strike price of $8.33 In 2003 Bancorp granted employee stock options for an aggregate of 45,325 shares and non-employee director stock options for an aggregate of 19,000 shares with a strike price of $10.00. Options were granted pursuant to the exemption from registration provided by SEC Rule 701.

Item 27. Exhibits

3.1	Articles of Incorporation of Bancorp*
3.2	Bylaws of the Bancorp*
4.1	Indenture*
4.2	Amended and Restated Trust Agreement*
4.3	Trust Preferred Securities Guarantee Agreement*
4.4	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I*
4.5	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I*
4.6	Floating Rate Junior Subordinated Deferrable Interest Debenture of San Rafael Bancorp*
5.	Opinion re: legality*
10.1	San Rafael Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan*
10.2	Salary Continuation Plan for Kit M. Cole*
10.3	Salary Continuation Plan for Mark Garwood*
10.4	Tamalpais Bank Defined Contribution Plan; Tamalpais Bank Defined Contribution Trust; EGTRRA Amendment for 401(k) Plans; Defined Contribution Plan Amendment*
10.5	San Rafael Bancorp 2003 Non-Employee Directors Stock Option Plan*
11.	Statement re computation of per share earning. Included in footnote 18 to the Registrant's audited financial statements included in this Registration Statement.*
21.	Subsidiaries of the Bancorp: Tamalpais Bank; San Rafael Capital Trust I*
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5 to the Registration Statement.*
23.2	Consent of Vavrinek, Trine, Day & Co. LLP as independent accountants for San Rafael Bancorp and Tamalpais Bank.
24.	Power of Attorney*
99.1	Stock Subscription Application*
99.2	Selling Agreement dated January 8, 2004 by and between San Rafael Bancorp and Cohen Bros. & Company

*
Previously filed

Item 28. Undertakings

        The undersigned Registrant hereby undertakes to:

(1)
File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price and represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)
File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Rafael, State of California, on January 14, 2004

SAN RAFAEL BANCORP
By:	/s/ KIT M. COLE Kit M. Cole Chief Executive Officer Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KIT M. COLE Kit M. Cole	Chief Executive Officer, Chairman of the Board, and Director (Principal Executive Officer)	January 14, 2004
/s/ CAROLYN HORAN* Carolyn Horan	Director	January 14, 2004
/s/ RICHARD E. SMITH* Richard E. Smith	Director	January 14, 2004
/s/ W. JEFFREY TAPPAN* W. Jeffrey Tappan	Director	January 14, 2004
/s/ MICHAEL MOULTON Michael Moulton	Chief Financial Officer (Principal Financial Officer)	January 14, 2004
*By:	/s/ KIT M. COLE Kit M. Cole, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of Bancorp*
3.2	Bylaws of the Bancorp*
4.1	Indenture*
4.2	Amended and Restated Trust Agreement*
4.3	Trust Preferred Securities Guarantee Agreement*
4.4	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I*
4.5	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I*
4.6	Floating Rate Junior Subordinated Deferrable Interest Debenture of San Rafael Bancorp*
5.	Opinion re: legality*
10.1	San Rafael Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan*
10.2	Salary Continuation Plan for Kit M. Cole*
10.3	Salary Continuation Plan for Mark Garwood*
10.4	Tamalpais Bank Defined Contribution Plan; Tamalpais Bank Defined Contribution Trust; EGTRRA Amendment for 401(k) Plans; Defined Contribution Plan Amendment*
10.5	San Rafael Bancorp 2003 Non-Employee Directors Stock Option Plan and Agreement*
11.	Statement re computation of per share earning. Included in footnote 18 to the Registrant's audited financial statements included in this Registration Statement*.
21.	Subsidiaries of the Bancorp: Tamalpais Bank; San Rafael Capital Trust I*
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5 to the Registration Statement.*
23.2	Consent of Vavrinek, Trine, Day & Co. LLP as independent accountants for San Rafael Bancorp and Tamalpais Bank.
24.	Power of Attorney*
99.1	Stock Subscription Application*
99.2	Selling Agreement dated January 8, 2004 by and between San Rafael Bancorp and Cohen Bros. & Company

*
Previously filed

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PART II
  Item 24. Indemnification of Directors and Officers
  Item 25. Other Expenses of Issuance and Distribution (1).
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits
  Item 28. Undertakings
SIGNATURES
EXHIBIT INDEX